--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                ------------------------------------------------

                                AMENDMENT NO. 1
                                       TO
                                   FORM 10-SB


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
           Pursuant to Section 12(b) or (g) of the Securities Exchange
                                   Act of 1934



                        DELTA CAPITAL TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in its Charter)


              Delaware, USA                               98-0187705
     (State of Other jurisdiction of                 (IRS Employer ID No.)
      incorporation or organization)


                         SUITE 255, 999 - 8TH STREET, SW
                         CALGARY, ALBERTA T2R 1J5 CANADA

                    (Address of Principal Executive Offices)

                                 (403) 244-7300
                (Issuer's Telephone Number, Including Area Code)




Securities registered pursuant to Section 12(g) of the Act:

         Title of Each Class           Name of each exchange on which registered
         Common Shares                 N/A

Securities registered pursuant to Section 12(g) of the Act: Common Shares with a par value of $0.001


Exhibit index is included on page 24 .
                                 ----


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

                                   FORM 10-SB
                   For the Fiscal Year Ended December 31, 1998
                         And Period Ended July 31, 1999


                                               TABLE OF CONTENTS


          ITEM 1 - DESCRIPTION OF BUSINESS
            Summary..............................................................................4
            The Company's Market.................................................................5
            The Company's Products...............................................................6
            The Company's Marketing Program......................................................7
            The Company's Competition............................................................8
            Employees............................................................................9
            Risk Factors.........................................................................9

          ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                           PLAN OF OPERATION.....................................................12

          ITEM 3 - DESCRIPTION OF PROPERTY.......................................................14

          ITEM4 - SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS
                          AND MANAGEMENT
            Security Ownership of Certain Beneficial Owners......................................14

          ITEM 5 - DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
                           AND CONTROL PERSONS...................................................15

          ITEM 6 - EXECUTIVE COMPENSATION........................................................16
            Pension Plans........................................................................17
            Compensation of Directors............................................................17
            Executive Compensation...............................................................17
            Option Grants in Last Fiscal Year....................................................17

          ITEM 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................18

          ITEM 8 - DESCRIPTION OF SECURITIES
            Common Stock.........................................................................18
            Transfer Agent and Registrar.........................................................18


                                                    PART II

          ITEM 1 - MARKET PLACE AND DIVIDENDS OF THE COMPANY'S
                           COMMON EQUITY AND OTHER SHAREHOLDER MATTERS
            Market Information...................................................................19
            Dividend Policy......................................................................19
            Options Exercised....................................................................19
            Warrants Exercised...................................................................20

          ITEM 2 - LEGAL PROCEEDINGS.............................................................20

          ITEM 3 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                           ACCOUNTING AND FINANCIAL DISCLOSURE...................................20

          ITEM 4 - RECENT SALES OF UNREGISTERED SECURITIES.......................................20

          ITEM 5 - INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................................21




          FINANCIAL STATEMENTS...................................................................22

          EXHIBITS...............................................................................22

          SIGNATURES.............................................................................23


                                     PART I


ITEM 1 - DESCRIPTION OF BUSINESS

SUMMARY


DELTA CAPITAL TECHNOLOGIES, INC. ("Delta" or the "Company") was incorporated under the laws of Delaware on March 4, 1998. The Company originally had authorized share capital of 1,500 common shares with a par value of $0.001, however, on April 27, 1998 the Company filed an amendment to its Certificate of Incorporation increasing its share capital to 25,000,000 common shares with a par value of $0.001 per share. On March 15, 1999 the Company underwent a one for four stock split bringing the total number of shares issued and outstanding from 2,200,000 to 8,800,000 shares issued and outstanding. As at October 13, 1999 there were 14,100,000 common shares of the Company issued and outstanding. The Company's principal business office and registered and records office is at Suite 255, 999 - 8th St. SW Calgary, AB T2R 1J5 Canada.


The Company is in the business of providing e-Business software and support services.

Between March 4, 1998 and June 1, 1999 the Company's focus was directed towards assessing various potential acquisition targets consisting of companies involved in the development of businesses and technologies in the Internet related field. During that period the Company spent minimal funds conducting its assessment of various businesses and the funds required for administration of the Company during fiscal years ended December 31, 1998 and subsequent months came from funds raised from initial investors.

On June 1, 1999 the Company acquired the rights to an exclusive worldwide license to the relBuilder Enterprise Suite of business intelligent e-Commerce and e-Business software (the "Software") from 827109 Alberta Ltd. ("AltaCo"), an Alberta, Canada based private company pursuant to a License Agreement dated June 1, 1999 between the Company and AltaCo, as amended by a Letter Agreement dated September 2, 1999 (the "License Agreement"). The License Agreement allows the Company to distribute licenses for the Software through sub-licenses. The
Company is responsible for the funding, the creation and management of a distribution network for the Software, the ongoing development of the Software and any future products or services it acquires. The License Agreement , requires the Company to pay to AltaCo a non-refundable lump sum license fee of $50,000 by November 1, 1999, $45,800 of which has already been paid by the Company. The Software application includes modules for e-Commerce, e-Project Management, e-Customer Services, e-Document Assembly, e-Contact Management, e-Business Intelligence and e-Back office and a Core Technology which models business rules and relationships. Under the License Agreement, the Company is required to pay a royalty payment of 15% of net sales with minimum amounts of C$50,000 in the first year, C$200,000 in the second year, and C$300,000 in the third year (the "Royalty Payments"). The term of the License Agreement is for three years commencing June 1, 1999 and upon expiration of the term, the Company may renew the License Agreement for an unlimited term for the sum of one ($1.00) dollar.

AltaCo acquired its rights to the Software from SiCom Solutions Inc., an Alberta, Canada based private company ("SiCom") on identical terms to the License Agreement.

Pursuant to an agreement dated June 1, 1999 between the Company and AltaCo (the "Share Exchange Agreement") the Company agreed to issue to AltaCo 5,000,000 shares of the Company in exchange for 5,000,000 shares of AltaCo. The Company has attributed a value of Cdn$0.50 per share for the 5,000,000 shares issued to AltaCo, based on the attributed value of $0.50 per share for each of the 5,000,000 AltaCo shares acquired. The exchange of the shares was completed on September 9, 1999. As a result of the shares of AltaCo issued to the Company pursuant to the Share Exchange Agreement, the Company became the second largest single shareholder of AltaCo holding 35.71% of the issued and outstanding shares of AltaCo. The Company's significant shareholdings in AltaCo provides it with the ability to have a significant influence on the operations of AltaCo. The Company has adopted a policy whereby directors are required to disclose any interest they have in proposed transactions or in entities with which the Company is proposing to do business and for such directors to abstain from voting on any directors' resolutions approving the proposed transactions. In addition the general principals of corporate law require a director to act in the best interests of the shareholders of the company on whose board the director sits.


Paul Davis, the President , CEO and Director of the Company, AltaCo and SiCom personally owns 48.21% of the issued and outstanding shares of AltaCo. Kevin Wong, a Director of the Company and Vice President Technology and Director of AltaCo, personally owns 16.07% of the issued and outstanding shares of AltaCo. Rajesh Taneja is a Director of the Company and Vice President Marketing and Director of AltaCo.

Pursuant to an agreement dated July, 1999 between the Company and Rajesh Taneja, the Company agreed to issue 300,000 common shares to Mr. Taneja in lieu of payment in the amount of $3,000 for Mr. Taneja's rights and ownership to the British Columbia sole proprietorship company names "Clear Choice Media" and "Clear Choice Technologies". The Company acquired the rights to the names because management felt that the names would be valuable for future marketing of software.

AltaCo will continue to develop the Software on a fair market, fee for services basis, under direction from the Company. Similarly, AltaCo will provide support services to the Company to ensure effective implementation of software at the Company's client sites. The Company will pay AltaCo fees based on industry average rates for the services it is provided. To date, the Company has relied on research development of the Software previously funded by SiCom and has not provided AltaCo with additional funding for the further research and development of the Software. Accordingly, none of the costs associated with research and development of the Software have been borne by the Company's customers.

THE COMPANY'S MARKET

The Company's acquisition of the rights to market the Software gives the Company access to a large and rapidly growing software/services market segment as businesses convert more of their sales, management and information processes to utilize the Internet. The Software is aimed at serving the needs of these businesses by providing appropriate software. The Company provides support services through its relationship with AltaCo support services.

THE COMPANY'S PRODUCTS

The Software consists of a software engine (the relBuilder) which is the core technology for a suite of six enterprise-class applications which permit companies and organizations to engage in e-Business. These applications are fully developed and are currently marketed as product release number 1.5.

The Software applications are as follows:

1. ENTERPRISE COMMERCE APPLICATION: The Company's Enterprise e-Commerce Application provides merchants with the ability to implement cross selling, up selling, product dependencies, product interactions, comparative shopping, competitive shopping, and consumer shopping assistance wizards. Using this application, merchants and organizations have the ability to apply the technology to the on-line and in-store presentation of product information that begins the customer relationship. This technology can operate on a standalone basis or can enhance other e-Commerce solutions.

2. BACK OFFICE APPLICATION: The Back Office Application integrates existing general ledger, accounts receivable and payable, inventory, warehouse and other related back office functions with the Core Technology utilizing IBM's new "San Francisco" software architecture.

3. ENTERPRISE DOCUMENT ASSEMBLY APPLICATION: The Document Assembly Application is a content manager and document assembly tool that maximizes re-use of corporate information by bringing together data that is usually scattered across company-wide systems. The assembly of data can be used for everything from contract building, to information portal construction and management, to dynamic document creation and presentation.

4. ENTERPRISE PROJECT MANAGEMENT APPLICATION: The Project Management Application is equipped to handle cross-project resource analysis, cross-project roll-ups of complex costing and estimating functions and integrates with leading GroupWare (such as Microsoft Exchange or Lotus Notes) to provide project-based calendaring and scheduling. The Project Management Application provides a real-time graphical presentation of underlying data, and the user interface changes to intelligently reflect additions or deletions in the data.

5. ENTERPRISE CUSTOMER SERVICE APPLICATION: The Customer Service Application has the ability to map complex call requirements, implement sophisticated operational logic and can integrate with a web server to allow for web-based customer self-service or call center operations from within the office environment to across the globe.

6. ENTERPRISE CONTACT MANAGEMENT APPLICATION: The Contact Management Application integrates with leading directory servers (such as Microsoft Exchange and Lotus Notes) to enable highly complex mapping of names, addresses, companies, contact information, corporate hierarchies, active and non-active projects, and histories.

THE COMPANY'S MARKETING PROGRAM

PARTNER PROGRAM: The Company has commenced building a network of e-Commerce and e-Business knowledgeable consultants and solutions providers throughout North America. The Company is providing a products and services package directed toward established consultants (ie. "partners") who in turn integrate the Company's Software into software provided by the consultants to provide their clients with various forms of Internet-related business, technical or marketing assistance. This program has both a strategic geographic and a vertical market focus. The Company plans to penetrate the top 23 American and Canadian markets through its Partner Program over the course of the next 18 months with its first target markets being Seattle and Vancouver. The Company is currently pursuing vertical markets in Education, Oil and Gas, and Manufacturing.

The Company has currently developed two partners in the consulting field for its Partnership Program (Khyber Pass Distributing, an entertainment consulting company; and Matradyne Corporation, a marketing business consultancy) which have entered into agreements with the Company to re-market the Company's Software and implement it for e-Commerce or e-Business purposes with their clients. Based partly on experience gained from these relationships and partly from norms established by standard industry remarketing practices, the Company is planning its first quarter Year 2000 rollout of software and services.

The Partnership Program also includes development of relationships with internet service providers ("ISP") to provide them with the tools and capabilities to enable their clients to do business over the Internet. To that effect, the Company recently entered into its first such sub-licensing agreement with Imaginet Communication Group Inc., a company which offers Internet access and web hosting services in Canada and the USA through its rapidly growing Imaginet ISP Franchise Network.

STRATEGIC ALLIANCES

In addition to its Partner Program the Company has developed and will continue to develop strategic alliances with various entities. Typically the strategic alliances result in the Company marketing another company's products or the Company utilizing other companies' software products within the company's products which facilitates a sharing of its information and an exchange of ideas between the parties.

The Company has a strategic alliance with BCE-Emergis, Montreal, to remarket various credit card clearing services. It also has an agreement with Smart Technologies Inc., Calgary, to include that company's "Smart Ideas" concept mapping tools as a part of the standard user interface options of its relBuilder software. As the Company's business develops, it is anticipated that it will utilize the services and product offerings of industry leaders in enhancing the Company's product/service offering while at the same time encouraging use of the relBuilder core technology and software suite. These future alliances will be contracted-based agreements aimed at enhancing the Company's position in the marketplace by leveraging the knowledge, expertise and sales networks of the parties with whom it forms alliances to the mutual benefit of both.

CORE TECHNOLOGY PROGRAM: The Company will seek affiliations with major e-Commerce and e-Business organizations to market its relBuilder core technology. Exposure of the Company's core technology began with the company's IBM "San Francisco" technology Fast Start award and participation in the June 1999 Java One conference. It has continued with the Company's technical team, assisted by IBM Rochester, Maryland based San Francisco and porting centre teams, successfully completing enterprise scalability testing of the relBuilder software suite.

DEPENDENCY: The Company is not dependent upon any single partner, strategic alliance or client. The Company's "Partner Program" has three companies involved (Imaginet Communication Group Inc.; Khyber Pass Distribution; and Matradyne Corporation).; the Company has two companies with which it has strategic alliances (BCE Emergis and Smart Technologies Inc.) and it is seeking to develop core technology affiliations. Delta also currently works directly with a further six client/customer companies which use the Company's software and services offering: Shaw Communications Inc., a cable company; Fairplay Network, a retail organization; Chevron Canada Resources, an oil company; Oil & Gas Trading Partners Network, an oil and gas industry information initiative; Rand Worldwide Inc., an integrated manufacturing company and the I-School Network, an interactive education network system based in Calgary, Alberta. The Company has not entered into any formal affiliations to market its core technology as of this filing.


THE COMPANY'S COMPETITION

The Company's software and services offering crosses over many business boundaries and encounters a variety of competitors which serve various segments of the marketplace. There is no known direct competitor with both an intelligent e-Business engine technology and a suite of fully integrated e-business applications. The Company's management believes that its proprietary relBuilder software engine combined with its six enterprise-class applications provide it with the capability and flexibility to effectively exploit selected target markets as discussed in the marketing section. Alternatively, the Company can work with established marketplace players to enhance their software and services offerings through sub-licensing its relBuilder core technology, also as discussed in the marketing section.


The Software named "Knowledge Broker" from Black Pearl Software uses relationship modeling and classic analytical business intelligence to indicate trends and opportunities in a manner similar to those functions as found in the Company's relBuilder software suite. While Knowledge Broker has much in common with the Company's products, but Knowledge Broker does not have e-business modules which match the Company's six enterprise-class applications.

There are many large companies and organizations which provide competition in the provision of software competitive to the Company's six enterprise-class applications. IBM is a major and active e-Business force under its WebSphere e-Business Solutions banner. Microforum Inc. (TSE:MCF), Scient Corporation (NASD:SCNT), Razorfish Inc. (NASD:RAZF), Proxicom Inc. (NASD:PXCM) and a variety of middle market companies provide software solutions combined with consulting services and, as such, are competitors in various segments of the market. Specialist companies, led by Blue Martini Software, have developed e-Commerce and e-Catalogue implementations to produce sophisticated Internet-based merchandizing and sales programs.

EMPLOYEES

The Company currently has two full time employees who are each paid $3,000 per month plus expenses pursuant to verbal agreements entered into with the Company that commenced on June 15, 1999. The Company also currently has two part time individuals under contracts pursuant to which one individual receives Cdn $2,500 per month pursuant to a contract which commenced June 15, 1999 and the other individual receives Cdn $7,500 a month pursuant to a contract which commenced July 15, 1999. The Cdn $2,500 part time employee spends 50% of her time on
Company administration and the balance of her time providing administrative services to non-competitive clients through her wholly owned company called J.A.M. Corporate Consulting Inc. The Cdn $7,500 individual spends 75% of his time on Company business and the balance consulting to non-competitive companies.

RISK FACTORS

The Company's business is subject to numerous risks, including the following:


LIMITED OPERATING HISTORY AND MINIMAL REVENUE AND ASSETS MAY RESULT IN LOSSES AND DIFFICULTY IN OBTAINING FINANCING: The Company has had limited operating history, has received minimal revenue from operations and has minimal assets. The Company will, in all likelihood, sustain operating expenses in excess of revenues until it is better established and will therefore require additional funding to continue operations and to have sufficient working capital to sustain operations. Because the Company has minimal assets it may be difficult or even impossible for the Company to obtain debt financing at this stage in the Company's development. No assurances can be given that the Company will operate profitably in the future or that it will be able to obtain further financing.

WITHOUT FURTHER FINANCING THE COMPANY MAY CEASE TO BE A GOING CONCERN. The Company will need additional working capital to be successful in its planned activity and continuation of the Company as a going concern is dependent upon obtaining the working capital necessary and Management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding, and long term financing, which will enable the Company to operate in the future. Although Management believes it will be able to obtain such funding for the Company there is no assurance they will be successful in order to keep the Company operating as a going concern.

NEW AND DEVELOPING TECHNOLOGIES/MARKET CONDITIONS MAY RESULT IN PROJECTIONS NOT BEING ACHIEVED: The e-Commerce/e-Business marketplaces, along with vertical applications, have been identified by Management as significant emerging market segments with substantial projected growth potential. Should these market segments not develop in the manner expected, or should they fail to develop as quickly as anticipated, the Company's business, sales, finances and operating results could be materially and adversely affected resulting in the Company being less profitable than anticipated.

STRATEGIC PARTNERS MAY NOT PRODUCE ANTICIPATED SALES: The revenues of the Company pertaining to product sales, are dependent to a large degree on the ability of its strategic partners to generate transaction volumes and provide new markets for products of the Company. The Company generates sales by supplying strategic partners with products and services that the partners market to their customers. If the Company's strategic partners are unsuccessful in their businesses or if a substantial number of the Company's strategic partners cease doing business with the Company, the Company will sell fewer products and services to strategic partners and the Company's revenue will be impacted negatively.


DEPENDENCE UPON KEY PERSONNEL: Success of the Company depends to a significant degree upon the continued contribution of its Management. Current Management have been involved in the development of the Software from the first stages of its development and their intimate knowledge of the Software together with their vision of how the Software should be developed in the future makes this Company's future success highly dependant on current Management. Because the computer software industry exists in a rapidly changing environment it is important for key personnel to have a historic appreciation of the evolution of a given piece of software in the context of a provider's corporate strategy. Management believes that customers of the Company's products are based on existing capabilities, but also purchase products based on their belief that the Company has the personnel that is capable of upgrading and causing the Software to be further developed in the future. Loss of current personnel may result in customers losing confidence in the Company's future capability to deliver competitive Software in the future. At present the Company has no key-man life insurance on its key personnel. Further, at present, the Company does not have written employment contracts with its key personnel and accordingly the Company would not be able to contractually prevent a member of key personnel from leaving the Company. Although the Company does not believe that any of its key personnel are considering retirement or planning on leaving the Company for other reasons, there is no assurance that one or more of the key personnel won't leave the Company in the near future.

LACK OF EXPERIENCE OF MANAGEMENT COULD LESSEN PROFITABILITY: Management of the Company has only limited business experience in running an operating company and Management has no experience in operating a public company. In implementing a successful marketing plan for the Company's services, management lacks experience which could result in the Company being less efficient with its use of funds than if Management had more experience. Additional management skills and knowledge will be required to operate the Company's business profitably if sales volumes and revenues increase, and the number of employees increase. Although Management intends on acquiring more experienced personnel in the future as the Company grows, until more experienced personnel are hired the Company may be less profitable.

RISK OF OBSOLESCENCE: Unless the Company can continue to successfully develop and upgrade the Software over time, the Software may become obsolete compared with other software which is introduced to the market place, Because software evolves rapidly it is important for producers to be constantly refining and upgrading their software products to remain competitive. Although Management believes that the Company's personnel have the required talent to cause the Software to remain competitive, there is no assurance that the Software will not become obsolete.

COMPETITION MAY RESULT IN LOWER MARKET SHARE AND LOWER PROFITABILITY: The market for e-commerce is intensely competitive, evolving and subject to rapid technological change. Intensity of competition is likely to increase in the future. Increased competition from new competitors is likely to result in loss of market share, which could negatively impact the Company's business. Competitors vary in size, and in scope and breadth of the products and services offered and the Company may receive competition from several major enterprise software developers. In addition, because there are relatively low barriers to entry in this market, additional competition from other established and emerging companies may develop.

Many current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than the Company, significantly greater name recognition, and a larger base of customers. In addition, many of the competitors have well-established relationships with clients and potential clients, and have extensive knowledge of the industry. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors, or alliances among competitors, may emerge and rapidly acquire significant market share which may result in lower sales of the Software resulting in the Company being less profitable.


GROWTH AND  EXPANSION  MAY TAX THE  COMPANY'S  RESOURCES  RESULTING  IN CUSTOMER
DISSATISFACTION: The Company's anticipated growth may place a significant strain on the Company's administrative, operational and financial resources and increase demands on its systems and controls. As the Company increases its service offerings and expands its targeted markets, there will be additional demands on the Company's customer support, sales and marketing and administrative resources and network infrastructure. There can be no assurance that the Company's operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth. The failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could result in customer dissatisfaction with attendant loss of sales.

COMPANY'S  STOCK  DEEMED  TO BE A PENNY  STOCK  WHICH MAY  RESULT  IN  DECREASED
LIQUIDITY: The Securities and Exchange Commission adopted Rule 15g-9 which established the definition of a "penny stock", for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transaction in penny stocks are suitable for that person and that person had sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result of the penny stock trading restrictions brokers or potential investors may be reluctant to trade in the Company's securities which may result in less liquidity for the Company's stock.


YEAR 2000 RISK: The Company's internally used computers and products produced or licensed by the Company are "Y2K" compliant and do not represent a risk for users. To the extent that the Company may be exposed to possible year 2000 failures of its trading partners, the Company's staff and the staff of AltaCo have been educated on the Year 2000 problem and an inquiry program as to the readiness of trading partners has been initiated. Although the Company has used its best efforts to ensure that any contracted technology deliverables to the Company are "Y2K" compliant, the Company cannot be sure that all outside organizations beyond its control which impact or may impact the Company's business, will be Y2K compliant by December 31, 1999.



ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
         OPERATION

Management discussion and analysis of financial condition and results of operations for the period ended July 31, 1998 compared to the period ended July 31, 1999.

Delta Capital Technologies Inc. ("Delta or the Company") is at an early stage. It has successfully achieved its first objective: the acquisition of Internet technologies and is now developing plans to take these technologies to market. It plans to commence significant marketing activities in the first quarter of 2000. During the period under review, Delta's modest expenditures have been made in support of finding appropriate Internet technologies and, as well, for audit, income tax returns and meeting various regulatory requirements. Substantially all cash required for operations has come from investors.

On June 1, 1999, Delta acquired the exclusive worldwide license to the relBuilder Enterprise Suite of intelligent e-Commerce and e-Business software from 827109 Alberta Ltd. (AltaCo), an Alberta, Canada-based private company. Under the agreement, Delta will pay AltaCo fifteen percent (15%) royalty payments in the minimum amount of C$100,000 in the first year, C$200,000 in the second year and C$300,000 in the third year.
The software may be sub-licensed under terms of the agreement.

The Company's marketing program involves the development of a variety of different types of relationships with the entities with which the Company does business as follows:

1. the Partner Program which involves the Company providing products and services to establish customers (ie. "partners") who in turn integrate the Company's Software with other software and provide their clients with various forms of Internet-related business, technical or marketing assistance. The Company currently has three partners who perform this function: Khyber Pass Distributing, an entertainment consulting company; Metradyne Corporation, a marketing business consultancy; and Imaginet Communications Group Inc., an Internet services provider;
2. strategic alliances which typically involves the Company marketing another company's products or the Company utilizing other companies' software products within the Company's product. The Company currently has strategic alliances with BCE Emergis of Montreal and Smart Technologies Inc. of Calgary;

3. core technology affiliations pursuant to which the Company will seek to establish relationships with major e-Commerce and e-Business organizations to market its core Software technology. The Company is currently working towards establishing core technology affiliations with IBM but as of the date of this filing has not established a formal relationship;
4. relationships which result in clients/customers utilizing the Software. The Company currently works directly with six companies which use the Company's Software and services (Shaw Communications Inc., Fairplay Network, Chevron Canada Resources, Oil and Gas Trading Partners Network, Rand Worldwide Inc. and I-School Network.

         A)   Plan of Operation:

              a) The Company anticipates modest revenues over the next 12 months and anticipates continuing losses from operations as it introduces its relBuilder software and services offering to the marketplace. Based on the current costs associated with operating the Company, Delta will require US$240,000 financing through the end of 1999. Delta plans to raise additional funds during the next 12 months in the amount of approximately US$2.5 million through equity financing, participation in a major industry software/hardware company's support program and debt financing to finance its operations. It is management's view that virtually all businesses in future will have e-Commerce/e-Business requirements and that the nature and conduct of business in general will be fundamentally changed. In a marketplace where the demand for Internet software and services is growing rapidly, a trend which is expected to continue for the foreseeable future, Delta's goal is to spend the next 12 months establishing its distribution and sales channels, negotiating its partnership arrangements and working to gain strategic partners to utilize Delta's core technology relBuilder software. Delta management anticipates positive cash flow in the fourth quarter of its upcoming fiscal year.


              b) Delta will perform market research in the next 12 months help gauge marketplace acceptance of its software and services. Delta will not undertake any product development in the coming 12 months. However, AltaCo will continue development of the relBuilder software suite. Delta will purchase from AtlaCo, services at fair market rates to ensure continued development of software and provision of support services.


                   Delta will purchase from AtlaCo, services at fair market rates to ensure continued development of software and provision of support services. Delta will be AltaCo's single largest client and, as such, Delta's purchase of services from AltaCo will represent substantially all its business. It is Delta's intention, as described above, to utilize the services of AltaCo's nine employees for the continued development of software and for support services functions. Delta will also re-license back to AltaCo certain of its rights under Delta's worldwide license to permit AltaCo to undertake marketing initiatives in certain Canadian markets and market segments as seems appropriate to Delta. Specifically, Delta will encourage AltaCo to market the relBuilder software in the Alberta, Canada, marketplace, where AltaCo is based and to work with certain industries and organizations, as yet undefined, where it is felt that AltaCo is better positioned to service marketplace needs and requirements.

              c) Delta management does not anticipate any material plant or equipment purchases in the next 12 months.

              d) Delta management anticipates that it will add approximately 10 employees in the coming year, including personnel with specialized technology financial experience as well as specific industry sales experience.

              e) Although management does not anticipate Y2K problems, management does recognize that there are risks associated with dealing with other parties who may not be Y2K compliant.


ITEM 3 - DESCRIPTION OF PROPERTY


The Company does not own any properties but utilizes, without charge and under a verbal agreement, premises leased by AltaCo which consist of approximately 2,537 square feet on the second floor of an office building situated at 999 - 8th Street, S.W., Calgary, Alberta. The Company will give consideration to acquiring its own leased premises in the future if warranted but as of this date the Company has not acquired leased premises and there are no specific plans to do so.



ITEM 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


The following table sets forth, as of October 13, 1999 information with respect to the beneficial ownership by each person who is known to the Company to be the beneficial owner of more than 5% of the Company's common shares, by each director and executive officer and by all executive officers and directors as a group. All persons named below have sole voting and investment power over their shares except as otherwise noted. The Company's common stock is the only class of voting securities outstanding.



  ----------------------------------------------- -------------------------- ---------------------------------
  NAME, MUNICIPALITY OF RESIDENCE AND OFFICE      COMMON SHARES              PERCENTAGE OF
  HELD                                            BENEFICIALLY OWNED         COMMON SHARES
                                                  DIRECTLY OR INDIRECTLY
  ----------------------------------------------- -------------------------- ---------------------------------
  Paul Davis(1)                                   5,000,000                  35.71%
  8 Stratton Place SW
  Calgary, Alberta  T3H 1T6
  President and Director
  ----------------------------------------------- -------------------------- ---------------------------------
  Kevin Wong(2)                                   803,571                    5.74 %
  341 - 33rd Avenue NE
  Calgary, Alberta  T2E 2H9
  Director
  ----------------------------------------------- -------------------------- ---------------------------------
  Rajesh Taneja                                   300,000                    2.14 %
  #104, 10668 - 138th Street
  Surrey, BC  V3T 4K5
  Director
  ----------------------------------------------- -------------------------- ---------------------------------


  ----------------------------------------------- -------------------------- ---------------------------------
  Judith Miller(3)                                246,000                    1.76 %
  B201 - 1331 Homer Street
  Vancouver, BC  V6B 5M5
  Secretary/Treasurer and Director
  ----------------------------------------------- -------------------------- ---------------------------------
  T. Davis Capital Corp.                          800,000                    5.71%
  5167 Galway Drive
  Delta, BC  V4M 2R4
  ----------------------------------------------- -------------------------- ---------------------------------
  All Officers and Directors as a Group           7,149,571                  51.06 %
  ----------------------------------------------- -------------------------- ---------------------------------

(1) Mr. Davis owns 6,750,000 shares of the 14,100,000 issued shares of AltaCo and the shares identified represent his beneficial ownership of the 5,000,000 Delta shares issued to AltaCo.

(2) Mr. Wong owns 2,250,000 shares of the 14,100,000 issued shares of AltaCo and the shares identified represent his beneficial ownership of the 5,000,000 Delta shares issued to AltaCo.

(3) Included in this figure are stock options entitling Ms. Miller to purchase 200,000 shares of the Company exercisable at US$0.0075 per share. The option expires December 31, 1999.


The 5,000,000 shares issued to AltaCo, the 800,000 shares issued to T. Davis Capital Corp. and the 300,000 shares issued to Rajesh Taneja are subject to Federal Securities Laws Rule 144, and thus have restrictions on their resale for a minimum of one year from the date of issuance. At that point they may be subject to even further restrictions based on the regulations and requirements set forth in Rule 144.


ITEM 5 - DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


The following table identifies the Company's directors and executive officers as of October 13, 1999:



  --------------------------- ----------- ---------------------------------------------------------------------
             Name                Age                                    Position
  --------------------------- ----------- ---------------------------------------------------------------------
       Paul Davis                 48       President, CEO and Director since June 4, 1999
  --------------------------- ----------- ---------------------------------------------------------------------
       Kevin Wong                 26       Director since June 4, 1999
  --------------------------- ----------- ---------------------------------------------------------------------
       Rajesh Taneja              29       Director since June 4, 1999
  --------------------------- ----------- ---------------------------------------------------------------------
       Judith Miller              59       Corporate Secretary and Director since April 28, 1998
  --------------------------- ----------- ---------------------------------------------------------------------


Directors are elected at the Company's annual general meeting of shareholders or may be appointed by existing directors between annual general meetings of shareholders and hold office until they resign or their successors are elected. The Company's officers are appointed by the board of directors and serve at the pleasure of the board. Following is a summary of the occupation of the Directors and Executive Officers of the Company over the last five years:

PAUL DAVIS, President, CEO and Director of the Company founded, in October, 1996, SiCom Solutions Inc. which developed the Software. Since SiCom's inception Mr. Davis has been responsible for developing SiCom's business model, integration strategy, partnership and financing. In the period 1994 to October, 1996 Mr. Davis was President and CEO of HPCC High Performance Computing Centre ("HPCC"), a Calgary, Alberta based private company. During this employment with HPCC Mr. Davis' responsibility was to develop high performance computing and advanced applications associated with high-speed networking. In 1994 Mr. Davis received his Bachelor of Applied Science, Electrical Engineering with a specialty in computing technology and power engineering.

RAJESH TANEJA, Director of the Company, has, over the last five years, provided technical and sales support to a variety of companies involved in the computer software industry or to companies utilizing products provided by the computer software industry. Mr. Taneja founded Clear Choice Media in 1998 and has served as its Chief Executive Officer since its inception. He has served as President and senior web designer for Clear Choice Technologies since 1997 and served as senior inter/intranet engineer for Metasoft Systems Inc. from 1997 to 1999. Mr. Taneja provided technical support to Raptor Capital Corporation from 1997 to 1999; served as technical manager of Cross Systems Inc. from 1996 to 1997 and was technical and sales manager of the Trumpet Tech Group of Companies Inc. in 1996. Mr. Taneja was President of Tin Webdesigner and New Media from 1995 to 1999 and from 1994 to 1995 he held the position of Senior Network Implementation and Support Staff with Combit Net/FX, a company which provided networking and software implementation to a variety of clients including the Government of India.

KEVIN WONG, Director of the Company, has been Vice President and Director of SiCom Solutions Inc. since 1997 where he developed the technical information and inception model for the Software. In the 4 years prior to April, 1997, Mr. Wong attended University during which time he obtained a law degree from the University of Windsor, Ontario.

JUDY MILLER, Secretary and Director of the Company, has been President and Director of J.A.M. Corporate Consultants Inc. ("JAM") since March 1994. JAM, which is wholly owned by Ms. Miller, is a private company incorporated pursuant to the laws of British Columbia, provides a variety of services including office management and administration, meeting and special event planning, office redesign/relocation, and fund raising. Ms. Miller is the sole employee of JAM and accordingly is responsible for providing JAM's services.


The above individuals are the only key personnel presently associated with the Company.


ITEM 6 - EXECUTIVE COMPENSATION

The following compensation information relates to amounts paid to the Chief Executive Officer for the preceding three (3) years. No director or executive officer received compensation in excess of $100,000 in 1998.

------------------------ ---------------------------- -------------------------------------------------- -----------
                         ANNUAL COMPENSATION          LONG TERM COMPENSATION
                                                      --------------------------------------- ---------- -----------
                                                      AWARDS                                  PAYOUTS
                                                      OTHER       SECURITIES    RESTRICTED
                                                      ANNUAL      UNDER         SHARES OR     LTIP       ALL OTHER
NAME   AND    PRINCIPAL  YEAR                         COMPEN-     OPTIONS       RESTRICTED    PAY-OUTS   COMPENSATION
POSITION                 ENDING    SALARY    BONUS    SATION      GRANTED       SHARE UNITS
------------------------ --------- --------- -------- ----------- ------------- ------------- ---------- -----------
Paul Davis               1998      Nil       Nil      Nil         Nil           Nil           Nil        Nil
President (1)
------------------------ --------- --------- -------- ----------- ------------- ------------- ---------- -----------

Note: There were no compensation payments to Chief Executive Officer for preceding 3 yrs.

(1) The Company does not have a Chief Executive Officer but for the purposes of disclosure hereunder Mr. Davis, as President, is deemed to be the Chief Executive Officer.

PENSION PLANS

The Company does not have a defined benefit pension plan that provides annual benefits to any Executive Officers.

COMPENSATION OF DIRECTORS

None of the Directors receive Director's fees.

EXECUTIVE COMPENSATION

The Vice President Marketing and Corporate Secretary received US$3,000.00 and US$2,000.00, respectively, during 1998. No other Executive Officers of the Company received any reportable salary or bonus during 1998.

The following table sets forth as to each named Executive Officer certain information concerning the grant of options during the year ended January 31, 1999:

OPTION GRANTS IN LAST FISCAL YEAR

---------------------- ---------------------- ---------------------- --------------------- ---------------------
        NAME           NUMBER OF SECURITIES    % OF TOTAL OPTIONS        EXERCISE OR         EXPIRATION DATE
                        UNDERLYING OPTIONS    GRANTED TO EMPLOYEES        BASE PRICE
                              GRANTED            IN FISCAL YEAR
---------------------- ---------------------- ---------------------- --------------------- ---------------------
Judith Miller                200,000                200,000               US$0.0075        Dec. 31, 1999
---------------------- ---------------------- ---------------------- --------------------- ---------------------

Pursuant to a verbal agreement among the board of directors of the Company, Judith Miller was granted a stock option to purchase 200,000 common shares of the Company at a price of US$0.0075 per common share until August 26, 1999. On August 11, 1999, by way of written consent resolution, the board of directors extended the stock option expiration date from August 26, 1999 to December 31, 1999. On September 15, 1999 the terms of the stock option agreement were reduced to writing.


ITEM 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 The Company is subject to various conflicts of interest arising out of its relationships with its Executive Officers, Directors and shareholders, including conflicts related to the arrangements by which the Company acquired certain of is assets, as described below are conducted as arm's-length transactions and were in the best interest of the Company. The Company intends to continue to exercise its best business judgement and discretion in involving any such conflicts between the Company and others with respect to these and all other matters, and the Company believes that it will generally be able to resolve such conflicts on an equitable basis.

Paul Davis, President and Director of the Company and President and Director of AltaCo, holds 6,750,000 shares of AltaCo and 3,140,857 shares of SiCom. Mr. Davis receives $6,000.00 per month as an employee of AltaCo.

Kevin  Wong,  Director  of  the  Company  and  is  Director  and  Vice-President
Technology of AltaCo. Mr. Wong owns 2,250,000 shares of AltaCo and 440,000 shares of SiCom and he receives C$4,000 per month as an employee of the AltaCo.

Rajesh Taneja, Director of the Company and is Vice-President Marketing of AltaCo. Mr. Taneja owns 300,000 shares of the Company and he receives C$3,000 per month as an employee of the Company.

Judy Miller, Director and Secretary of the Company owns 96,000 shares of the Company and has an option to purchase 200,000 shares of the Company for $0.0075 per share exercisable until December 31, 1999. Ms. Miller originally participated in a private placement for 24,000 shares of the Company at $.001 per share prior to the consolidation of the Company's shares on a 4:1 basis. The Company paid Ms. Miller US$2,000 in November, 1998 for administrative services and pursuant to a verbal consulting contract effective June 15, 1999 receives C$2,500 per month from the Company.

During the last two years the Company has not been a party to and it is not proposed that the Company will be a party to any transactions in which any director, nominee for election as a director, executive officer, beneficial owner of greater than 5% of the Company's common shares or any member of the immediate family of such persons had or is to have a direct or indirect material interest except the following:

         a)   the Share Exchange Agreement;
         b)   the License Agreement;
         c)   the  purchase of the trade names "Clear  Choice  Media" and "Clear
              Choice Technologies" from Rajesh Taneja for 300,000 shares;
         d)   the verbal  agreement  pursuant to which the Company  utilizes the leased space in Calgary,  Alberta;  and
         e)   stock option agreement with Judith Miller.


ITEM 8 - DESCRIPTION OF SECURITIES

COMMON STOCK


The Company originally had authorized share capital of 1,500 common shares with a par value of $0.001 but subsequently increased its share capital to 25,000,000 common shares with a par value of $0.001 per share. On March 15, 1999 the Company underwent a one for four stock split increasing its issued and outstanding to 8,800,000 common shares. As at October 13, 1999 there were 14,100,000 common shares of the Company issued and outstanding.


TRANSFER AGENT AND REGISTRAR

The Company's Transfer Agent is Signature Stock Transfer in Dallas, Texas.

                                     PART II

ITEM 1 - MARKET PLACE AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

MARKET INFORMATION

The Company's common stock is currently traded on the National Association of Securities Dealers Inc. Automated Quotation System's Bulletin Board, using the stock symbol "DCTG." Only a limited public trading market exists for the Company's outstanding stock, and there can be no assurance that an active public market will develop. The Company's common stock commenced trading in March 1999 and the highest and lowest prices for the Company's common stock during the calendar quarter ended June 30, 1999 and the closing bid price on such date is as follows:

Delta Capital Technologies Inc. (Monthly Summary of Trades):


-------------------- ------------------ ------------------- ------------------ ------------------ --------------
       Date                High                Low                Close             Volume           Trades
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    Oct/99                 2.40                2.00               2.10              210,000            41
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    Sept/99                2.60                2.00               2.10              209,000            43
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    Aug/99                 3.00                2.20               2.42              98,400             19
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    July/99                3.10                2.40               2.98              58,500             27
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    June/99                3.00                2.07               3.00              55,500             36
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    May/99                   -                  -                   -                  -                -
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    April/99                 -                  -                   -                  -                -
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    Mar/99                 3.00                2.15               3.00               8,000             10
-------------------- ------------------ ------------------- ------------------ ------------------ --------------


These quotations reflect inter-dealer prices without retail work-up, mark-down or commission and may not represent actual transactions.

As of the date of this Registration Statement, the Company has 33 registered shareholders which included Cede & Co. holding 1,959,000 shares. Because Cede & Co. is an intermediary, the Company does not know how many beneficial shareholders are included in the shares held in the name of Cede & Co.

DIVIDEND POLICY

The Company has not paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon the Company's financial condition, operating results, capital requirements, applicable contractual restrictions and other factors as the board of directors deems relevant.

OPTIONS EXERCISED

None of the Company's previously granted stock options have been exercised.

WARRANTS EXERCISED

To date the Company has not issued any share purchase warrants.


ITEM 2 - LEGAL PROCEEDINGS

There are no material legal proceedings to which the Issuer is a party nor to the best of the knowledge of management, are any material legal proceedings contemplated.


ITEM 3 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements between the Company and its accountants since the Company's inception in March of 1998.


ITEM 4 - RECENT SALES OF UNREGISTERED SECURITIES

During April of 1998, the Company issued to T. Davis Capital Corp. 200,000 shares of restricted common stock as repayment of the $206.95 incorporating expenses paid on the Company's behalf by T. Davis Capital Corp. This share issuance was exempt from registration under Section 4(2) of the Securities Exchange Act of 1934 and the appropriate restrictive legend was placed on the share certificate issued.

During April, 1998 the Company sold 2,000,000 shares of unrestricted common stock, and received $60,000. This offering was a private placement and the Company was exempt from registration under the Exchange Act. Further the Company was eligible under Securities and Exchange Commission Rule 504, which allowed the shares sold in this private placement to be issued without restrictive legend. The recipients of these shares, primarily being the Company friends, relatives and business associates of the Company's officers, directors and investors, represented their intention to acquire the shares for investment purposes only, and not with a view to resale or distribution.

The 2,000,000 shares of the Company were issued to the following in the indicated amounts:

------------------------------------------ ------------------- -------------------------------- ----------------
NAME                                       NUMBER              NAME                             NUMBER
                                           OF SHARES                                            OF SHARES
------------------------------------------ ------------------- -------------------------------- ----------------
Bonanza Management Ltd.                          100,000       Hutchinson, Janet                   100,000
------------------------------------------ ------------------- -------------------------------- ----------------
Brookes, Heather                                  14,000       Ivancoe, Joseph                     100,000
------------------------------------------ ------------------- -------------------------------- ----------------
Brookes, Ken                                      50,000       Ivancoe, Leigh                      100,000
------------------------------------------ ------------------- -------------------------------- ----------------
Butchart, Terry                                   10,000       Johnson, Edward                      14,000
------------------------------------------ ------------------- -------------------------------- ----------------
Butchart, Jodi                                     9,000       Johnson, Linda                      105,000
------------------------------------------ ------------------- -------------------------------- ----------------
Charban, Emil                                     95,000       Miller, Judith                       24,000
------------------------------------------ ------------------- -------------------------------- ----------------
Clemis, Barry                                     90,000       Mizener, Doreen                      20,000
------------------------------------------ ------------------- -------------------------------- ----------------
Connors, Melissa                                 105,000       Polymenkas, Nicky                   100,000
------------------------------------------ ------------------- -------------------------------- ----------------
Crawford, Mark                                   105,000       Smart Communications                105,000
------------------------------------------ ------------------- -------------------------------- ----------------
Delaney, Gail                                     19,000       Smeds, Sven                          95,000
------------------------------------------ ------------------- -------------------------------- ----------------

------------------------------------------ ------------------- -------------------------------- ----------------
NAME                                       NUMBER              NAME                             NUMBER
                                           OF SHARES                                            OF SHARES
------------------------------------------ ------------------- -------------------------------- ----------------
Delaney, Greg                                    150,000       Smith, Guy                          105,000
------------------------------------------ ------------------- -------------------------------- ----------------
Forgie, Ross                                     100,000       Smith, Richard                      100,000
------------------------------------------ ------------------- -------------------------------- ----------------
Gallant, Richard                                  95,000       T. Davis Capital Corp.              200,000
------------------------------------------ ------------------- -------------------------------- ----------------
Gardiner, Thomas                                  90,000
------------------------------------------ ------------------- -------------------------------- ----------------

During March, 1999 the 2,200,000 shares of the Company, which were issued at that time, were split on a four for one basis resulting in 8,800,000 shares being issued and outstanding.

During September, 1999 the Company issued to Rajesh Taneja 300,000 shares of restricted common stock in lieu of $3,000 as payment for the rights and ownership to the British Columbia sole proprietor company names "Clear Choice Media" and "Clear Choice Technologies". This share issuance was exempt from registration under Section 4(2) of the Securities Exchange Act of 1934. The appropriate restrictive legend was placed on the share certificate issued.

During September, 1999 the Company issued to AltaCo 5,000,000 shares of restricted common stock to acquire 5,000,000 shares of AltaCo. This share issuance was exempt from registration under Section 4(2) of the Securities Exchange Act of 1934. The appropriate restrictive legend was placed on the share certificate issued.


ITEM 5- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware (the "DECL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgement, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such persons conduct unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnify for such expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company understands that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


FINANCIAL STATEMENTS:

         1. Report of Independent Certified Public Accountants dated September 10, 1999

                           Audited Consolidated Financial Statements:

         2.                Balance  Sheets as at July 31, 1999 and  December 31,
                           1998

         3. Statement of Operations for seven months ended July 31, 1999, the period from March 4, 1998 (date of inception) to December 31, 1998 and the period from March 4, 1998 to July 31, 1999

         4. Statement of Changes in Stockholders' Equity for the period from March 4, 1998 to July 31, 1999

         5. Statement of Cash Flows for the seven months ended July 31, 1999, the period from March 4, 1998 to December 31, 1998 and the period from March 4, 1998 to July 31, 1999

         6.                Notes to Financial Statements


EXHIBITS:

         3(i)              Articles  of   Incorporation   dated  March  4,  1998
                           together with Amended Articles of Incorporation dated April 23, 1998

         3(ii)             By-Laws of the Company dated April 23, 1998

         4                 See Exhibit 3(ii) for By-Laws

         10(a) License Agreement between the Company and 827109 Alberta Ltd. dated June 1, 1999

         10(b) License Agreement between SiCom Solutions Inc. and 827109 Alberta Ltd. dated June 1, 1999

         10(c) Letter from 827109 Alberta Ltd. to Delta Capital Technologies Inc. dated September 2, 1999 acknowledging receipt of the $20,000 payment and granting a three month extension of the $30,000 payment to November 1, 1999

         10(d) Letter from SiCom Solutions Inc. to 827109 Alberta Ltd. dated September 2, 1999 acknowledging receipt of the $20,000 payment and granting a three month extension of the $30,000 payment to November 1, 1999

         27                Financial Data Schedule

         99(a) Share Exchange Agreement between the Company and 827109 Alberta Ltd. dated June 1, 1999

         99(b) Stock Option Agreement between the Company and Judith Miller, Corporate Secretary and Director of the Company dated September 15, 1999


SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration to be signed on its behalf by the undersigned, thereunder duly authorized, on the ______ day of September 1999.

                                         DELTA CAPITAL TECHNOLOGIES, INC.

                                         Per:

                                         "Paul Davis"
                                         ---------------------------------------
                                         Paul Davis
                                         President and Chief Executive Officer

                                INDEX TO EXHIBITS



         EXHIBIT                               DESCRIPTION


         3(i)              Articles  of   Incorporation   dated  March  4,  1998
                           together with Amended Articles of Incorporation dated April 23, 1998

         3(ii)             By-Laws of the Company dated April 23, 1998

         4                 See Exhibit 3(ii) for By-Laws

         10(a) License Agreement between the Company and 827109 Alberta Ltd. dated June 1, 1999

         10(b) License Agreement between SiCom Solutions Inc. and 827109 Alberta Ltd. dated June 1, 1999

         10(c) Letter from 827109 Alberta Ltd. to Delta Capital Technologies Inc. dated September 2, 1999 acknowledging receipt of the $20,000 payment and granting a three month extension of the $30,000 payment to November 1, 1999

         10(d) Letter from SiCom Solutions Inc. to 827109 Alberta Ltd. dated September 2, 1999 acknowledging receipt of the $20,000 payment and granting a three month extension of the $30,000 payment to November 1, 1999

         27                Financial Data Schedule

         99(a) Share Exchange Agreement between the Company and 827109 Alberta Ltd. dated June 1, 1999

         99(b) Stock Option Agreement between the Company and Judith Miller, Corporate Secretary and Director of the Company dated September 15, 1999